Exhibit 10.14
FORM OF VERSANT MEDIA GROUP, INC.
PERFORMANCE STOCK UNITS
This Performance Stock Unit Award Agreement dated as of the Date of Grant (together with all schedules hereto, the “Agreement”) is entered into by and between Versant Media Group, Inc. (the “Company”) and Grantee.
1. Definitions. The following terms have the meanings ascribed to them below. Capitalized terms used in this Agreement but not defined herein have the meanings given to them in the Plan.
(a) “Award” means the award of Performance Stock Units granted pursuant to this Agreement.
(b) “Cause” has the meaning set forth in Grantee’s employment agreement with the Company, or, if no such agreement exists or such employment agreement has expired or otherwise been terminated prior to such time, then “Cause” has the meaning set forth in the Plan.
(c) “Code” means the Internal Revenue Code of 1986, as amended.
(d) “Date of Grant” means the grant date identified on the attached Long-Term Incentive Awards Summary Schedule.
(e) “Earned PSUs” has the meaning set forth in the attached Long-Term Incentive Awards Summary Schedule.
(f) “Employer” means the Company, a Participating Company, or any of their respective Affiliates for which Grantee is performing services on the applicable Vesting Date.
(g) “Good Reason” has the meaning set forth in Grantee’s employment agreement with the Company, or, if no such agreement exists or such employment agreement has expired or otherwise been terminated prior to such time, then “Good Reason” shall mean the occurrence of any of the following without the prior consent of Grantee (i) an involuntary change in Grantee’s title to one that conveys materially less responsibility or (ii) an involuntary change of Grantee’s primary work location by more than thirty (30) miles; provided that Grantee has provided the Company with reasonably detailed written notice of such alleged Good Reason event within ninety (90) days of the occurrence thereof and the Company has failed to remedy such event within the sixty (60)-day period following receipt of such notice.
(h) “Grantee” means the individual to whom this Award has been granted as identified on the attached Long-Term Incentive Awards Summary Schedule.
(i) “Long-Term Incentive Awards Summary Schedule” means the schedule attached hereto, which sets forth specific information relating to the grant and vesting of this Award (including the Service Condition and Performance Condition applicable to this Award).
(j) “Plan” means the Versant Media Group, Inc. Omnibus Equity Incentive Plan (as amended from time to time and including any successor plan thereto), which is incorporated herein by reference.
(k) “Performance Condition” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(l) “Performance Stock Units” means the Performance Stock Units subject to Service Conditions and Performance Conditions granted to Grantee pursuant to this Agreement, as set forth in the Long-Term Incentive Awards Summary Schedule attached hereto.

(m) “Restricted Period” means, with respect to each Performance Stock Unit, the period beginning on the Date of Grant and ending on the Vesting Date.
(n) “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as in effect from time to time.
(o) “Service Condition” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(p) “Service Vesting Date” has the meaning set forth on the attached Long-Term Incentive Awards Summary Schedule.
(q) “Shares” mean shares of the Company’s Class A Common Stock, par value $0.01 per share.
(r) “Vesting Date” means the date(s) on which both of the Service Condition and the Performance Condition applicable to any Performance Stock Units is satisfied (or deemed satisfied) pursuant to the terms of this Agreement (including the Long-Term Incentive Awards Summary Schedule).
(s) “1934 Act” means the Securities Exchange Act of 1934, as amended.
2. Grant of Performance Stock Units. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to Grantee the Performance Stock Units, as set forth in the Long-Term Incentive Awards Summary Schedule attached hereto. Each Performance Stock Unit represents the right to receive between 0% and 200% of a Share based on achievement of the Performance Condition, as set forth in the Long-Term Incentive Awards Summary Schedule, subject to the terms and conditions set forth in this Agreement and in the Plan, including the satisfaction of the applicable Service Condition. Notwithstanding anything to the contrary in this Agreement, in no event will the Earned PSUs exceed 200% of the Target PSUs.
3. Dividend Equivalents.
(a) The Performance Stock Units are granted with dividend equivalent rights. If the Company declares a cash dividend on the Shares, an amount equivalent to such dividend will be credited to an unfunded bookkeeping account on the dividend payment date with respect to each Performance Stock Unit that is outstanding and unvested as of the record date of such dividend (the “Dividend Equivalent Amount”).
(b) The Dividend Equivalent Amount will be credited as cash, without interest, and, unless otherwise determined by the Committee, will not be converted to Shares. The Dividend Equivalent Amount will be payable in cash, but subject to and only upon the applicable Vesting Date(s) of the underlying Performance Stock Units as determined in accordance with Paragraph 4, and will be cancelled and forfeited if the underlying Performance Stock Units are cancelled or forfeited (including as a result of failing to satisfy the applicable Service Condition or Performance Condition), determined in accordance with Paragraph 5.
4. Vesting of Performance Stock Units.
(a) Subject to the terms and conditions set forth in this Agreement and in the Plan, the Performance Stock Units shall vest in accordance with the terms and conditions set forth on the attached Long-Term Incentive Awards Summary Schedule. As of the applicable Vesting Date, Grantee shall be entitled to the delivery of Shares with respect to the applicable Earned PSUs.
(b) Notwithstanding anything to the contrary in this Agreement or the Plan, in the event of Grantee’s Termination of Service due to Grantee’s death, (i) the Service Condition applicable to the Performance Stock Units shall be deemed immediately satisfied and (ii) the Performance

Condition shall be deemed immediately satisfied at one hundred percent (100%) of the target performance level.
(c) Notwithstanding anything to the contrary in this Agreement or the Plan, in the event of Grantee’s Termination of Service due to Grantee’s Disability, the Performance Stock Units shall remain outstanding and remain eligible to vest, subject to achievement of the Performance Conditions, on the originally scheduled Service Vesting Date in accordance with the terms and conditions set forth on the attached Long-Term Incentive Awards Summary Schedule as if Grantee remained in continuous employment through the Service Vesting Date.
5. Forfeiture of Performance Stock Units.
(a) Subject to the terms and conditions set forth in this Agreement and in the Plan, in the event of Grantee’s Termination of Service during the Restricted Period, except as otherwise specifically set forth in Paragraph 4, Grantee shall forfeit the Performance Stock Units effective as of such Termination of Service. Upon a forfeiture of the Performance Stock Units as provided in this Paragraph 5, the Performance Stock Units shall be deemed automatically canceled. The provisions of this Paragraph 5(a) shall not apply to Shares issued in respect of the Performance Stock Units as to which a Vesting Date has occurred.
(b) Any Performance Stock Units that do not become Earned PSUs in accordance with this Agreement as of the end of the Performance Period shall be immediately forfeited and cancelled, without the payment of any consideration therefor.
6. Change in Control. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event of a Change in Control:
(a) the Performance Conditions shall be deemed achieved at the greater of (i) the target performance level (for the avoidance of doubt, the Final Performance Goal Achievement Percentage shall be deemed to be equal to 100%) and (ii) the actual level of achievement of Performance Conditions through the date of the Change in Control (for the avoidance of doubt, treating the date of the Change in Control as the last day of the Performance Period for purposes of the Long-Term Incentive Award Summary Schedule);
(b) if this Award is assumed or substituted in connection with such Change in Control in accordance with Section 14 of the Plan, then in the event Grantee experiences a Termination of Service by the Company (or the acquiring entity or its Affiliates) without Cause or by Grantee for Good Reason, in each case within the three (3)-month period immediately preceding such Change in Control or the twenty-four (24) month period immediately following such Change in Control, then the Service Condition applicable to the Performance Stock Units will be deemed fully satisfied as of the date of such Termination of Service, with the level of achievement of the Performance Conditions determined in accordance with Paragraph 6(a); provided that Grantee delivers to the Company, and does not revoke, a signed release of claims acceptable to the Company in the period prescribed by the Company; and
(c) if this Award is not assumed or substituted in connection with such Change in Control in accordance with Section 14 of the Plan, then the Service Condition applicable to the Performance Stock Units will be deemed fully satisfied as of the date of such Change in Control, with the level of achievement of the Performance Conditions determined in accordance with Paragraph 6(a).
7. Nontransferability of Award. Except as otherwise provided by the Committee, unless and until Grantee has become the holder of record of the Shares issuable hereunder, the Award and any Performance Stock Units hereunder may not be transferred or assigned by Grantee other than by will or the laws of descent and distribution or be exercised during his or her life other than by Grantee or for his benefit by his attorney-in-fact or guardian. Any attempt at assignment, transfer, pledge or disposition of any Performance Stock Units contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Performance Stock Units shall be null and void and without effect.

8. Notices. Any notice to the Company under this Agreement shall be made in care of the Committee at the Company’s main office in Eaglewood Cliffs, New Jersey. The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Grantee’s address as reflected in the Employer’s personnel records.
9. Securities Laws. The Committee may from time to time impose any conditions on the Shares issuable with respect to Performance Stock Units as it deems necessary or advisable to ensure that the Plan and this Award satisfy the conditions of Rule 16b-3, and that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.
10. Delivery of Shares. Within thirty (30) business days of a Vesting Date, the Company shall, without payment from Grantee, satisfy its obligations to (a) pay the Dividend Equivalent Amount (if any) and (b) deliver Shares underlying the applicable Earned PSUs by arranging for the recording of Grantee’s ownership of Shares issuable under the Plan on a book entry recordkeeping system maintained on behalf of the Company, without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Paragraph 9; provided that the Dividend Equivalent Amount (if any) will not be paid and/or Shares will not be delivered to Grantee until appropriate arrangements have been made with the Employer for the withholding of any taxes which may be due with respect to such payment of the Dividend Equivalent Amount and/or delivery of such Shares. The Company may condition delivery of certificates for Shares upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws.
11. Rights Prior to Settlement. Grantee shall not have any right as a shareholder with respect to any Shares subject to his or her Performance Stock Unit until the Performance Stock Unit shall have been settled in accordance with the terms of the Plan and this Agreement, and the Company shall have delivered the Shares.
12. Section 409A. Grantee understands and agrees that this Award and all payments with respect thereto are intended to comply with and/or be exempt from Section 409A of the Code (“Section 409A”). This Agreement shall be interpreted in a manner that is consistent with such intent and the Award shall be operated accordingly. If any provision of the Plan or any term or condition of this Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee considers Grantee to be a “specified employee” under Section 409A at the time of Grantee’s “separation from service” (as defined in Section 409A), and any amount hereunder is “deferred compensation” subject to Section 409A, any distribution of such amount that otherwise would be made to Grantee with respect to the Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in Grantee incurring interest or additional tax under Section 409A. If the Award includes a “series of installment payments” (within the meaning of Treasury Regulations § 1.409A-2(b)(2)(iii)), Grantee’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the Award includes “dividend equivalents” (within the meaning of Treasury Regulations § 1.409A-3(e)), Grantee’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or this Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Grantee on account of non-compliance with Section 409A.
13. Tax and Withholding. Pursuant to rules and procedures that the Company or the Employer establishes, federal, state, local or foreign income or other tax or other withholding obligations arising upon settlement of the Performance Stock Units may be satisfied, in the Committee’s full and sole discretion, (a) by having the Company withhold Shares, (b) by having Grantee tender Shares to the Company, (c) by having the Company or the Employer withhold cash if the Company or the Employer provides for a cash withholding option or (d) pursuant to a broker-assisted “sell-to-cover” program adopted by the Company in connection with the Plan, in each case, in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the Fair Market

Value of the Shares on the date the Performance Stock Units are settled, as determined by the Committee. Any withholding or tendering of Shares shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, and any withholding satisfied through a net-settlement of the Performance Stock Units shall be limited to the maximum statutory withholding requirements. Grantee acknowledges that, if he or she is subject to taxes in more than one jurisdiction, the Company or the Employer may be required to withhold or account for taxes in more than one jurisdiction.
14. Award Not to Affect Employment. The Award granted hereunder shall not confer upon Grantee any right to continue in the employment of the Company or any Participating Company or Affiliate of the Company.
15. No Advice Regarding Grant. Neither the Company or the Employer is providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding Grantee’s participation in the Plan or acquisition or sale of the underlying Shares. Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the Performance Stock Units.
16. Governing Law. The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.
17. Data Protection. Grantee acknowledges that their personal data will be processed in accordance with the data privacy policy, notice and/or agreement that is applicable to them in connection with their employment.
18. Additional Terms. This Award is subject to all applicable provisions set out in Appendix A to this Agreement, titled ‘Global Appendix’, including any provisions that are specific to Grantee’s jurisdiction, if any.
19. Cancellation/Clawback. Grantee hereby acknowledges and agrees that Grantee and the Award are subject to the terms and conditions of Section 15 (Repayment) of the Plan. Without limiting the foregoing, Grantee hereby acknowledges and agrees that the Award and any Shares issued pursuant to the Earned PSUs are subject to recoupment in accordance with any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to the Grantee and to such compensation, including the Company’s Recoupment Policy (as amended from time to time), designed to comply with the requirements of Rule 10D-1 promulgated under the 1934 Act, as well as any recoupment provisions required under applicable law. For purposes of the foregoing, the Grantee expressly and explicitly authorizes (x) the Company to issue instructions, on the Grantee’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold Shares and other amounts acquired under the Award or the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company and (y) the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including by reducing any amount that is or may become payable to the Grantee. The Grantee further agrees to comply with any request or demand for repayment by any affiliate of the Company in order to comply with such policies or applicable law.
20. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The terms of the Plan are incorporated herein by reference. If and to the extent that this Agreement conflicts with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.
21. Entire Agreement. This Agreement, the Plan and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

22. Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.
23. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and Grantee and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Company and Grantee, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
24. Imposition of other Requirements and Grantee Undertaking. The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the Award and on any Shares to be issued upon settlement of the Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons. Grantee agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to accomplish the foregoing or to carry out or give effect to any of the obligations or restrictions imposed on either Grantee or the Award pursuant to this Agreement.
25. References. References herein to rights and obligations of Grantee shall apply, where appropriate, to Grantee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

IN WITNESS WHEREOF, the Company has granted this Award on the Date of Grant.
VERSANT MEDIA GROUP, INC.
Name: [●]
Title: [●]

LONG-TERM INCENTIVE AWARDS SUMMARY SCHEDULE
This Long-Term Incentive Awards Summary Schedule (this “Schedule”) provides certain information related to the Performance Stock Units that Grantee was granted by the Company on the Date of Grant pursuant to the Performance Stock Unit Award Agreement to which this Schedule is attached.
Capitalized terms that are not otherwise defined in this Schedule shall have the meanings given to them in the applicable Performance Stock Unit Award Agreement or in the Plan.
This Schedule is intended to be, and shall at all times be interpreted as, a part of the Performance Stock Unit Award Agreement to which it relates.

Grantee:	[●]
Date of Grant:	[●]
Number of Target Performance Stock Units Granted:	[●] Performance Stock Units (“Target PSUs”)
Vesting of Performance Stock Units:	The Performance Stock Units will vest upon the satisfaction of both of the Service Condition and the Performance Condition applicable to the Performance Stock Units, as set forth in more detail below.
Performance Condition:
The satisfaction of the “Performance Condition” will be [●].
The number of Performance Stock Units earned and eligible to vest and convert to Shares (the “Earned PSUs”) will be equal to (i) the number of Target PSUs multiplied by (ii) the Final Performance Goal Achievement Percentage (as defined below).
Following the end of the Performance Period, the Committee shall determine, in its sole discretion, whether and to what extent the Performance Goals have been satisfied and shall certify such determination in writing.

Performance Goals:	[●]
Final Performance Goal Achievement Percentage:	The “Final Performance Goal Achievement Percentage” means [●]. For the avoidance of doubt, in no event shall the Final Performance Achievement Percentage exceed 200%.
Performance Period:	The “Performance Period” means [●].
Service Condition:
Except as otherwise provided in Paragraph 4 of Performance Stock Unit Award Agreement, Grantee will satisfy the “Service Condition” applicable to the Earned PSUs on the payment date of the Earned PSUs in accordance with Paragraph 10 of the Performance Stock Unit Award Agreement (the “Service Vesting Date”), subject to Grantee’s continued employment or service through such date.

Definitions:	[●]